THIS BINDING LETTER OF INTENT is entered into on 6 July, 2009 between First Corporation ("FSTC") whose address is **254-16 MIDLAKE BOULEVARD, CALGARY, AB T2X 2X7** ("Purchaser") and **LOUIS CONSULTING LTD FZE ("Louis")** whose address is **PO BOX 211748, DUBAI, UAE** ("Vendor") (together "the Parties").

WHEREAS
1. Vendor currently holds shares of ordinary stock in Acquma Holdings Limited ("Acquma") and wishes to dispose of 1,600,000 of those shares of ordinary stock in Acquma; and
2. Purchaser wishes to acquire 1,600,000 shares of ordinary stock in Acquma;

NOW IT IS HEREBY ACKNOWLEDGED by the Parties that:
1. Purchaser intends to acquire from Vendor 1,600,000 shares of ordinary stock in Acquma ("the acquisition shares") at a price of two Euros (Euros 2.0) per shares of ordinary stock, in aggregate three million, two hundred thousand Euros (Euros 3,200,000), payable upon closing.
2. Vendor intends to sell to Purchaser 1,600,000 shares of ordinary stock in Acquma for the sum of three million, two hundred thousand Euros (Euros 3,200,000) payable upon closing.
3. The purchase consideration will be satisfied by the issue by the Purchaser to the Vendor of 4,480,000 new shares ("the consideration shares") of common stock of the Purchaser, issued credited as fully paid and assessable ("the purchase consideration").
4. Closing shall occur on 15 September 2009, or such sooner date as the Parties mutually agree.

Vendor warrants that:
1. the shares in Acquma are properly authorised and issued;
2. the shares in Acquma are free trading and upon completion of the purchase of the shares will be registered in the name of Purchaser or as Purchaser shall direct; and
3. the shares in Acquma are freely tradable and transferable in whole or in part at any time following completion of this agreement.

Purchaser warrants that:
1. it has sufficient authorised but unissued shares of common stock to satisfy the purchase consideration;
2. it has the authority to complete the purchase of the acquisition shares: and
3. the consideration shares are free trading and fully paid.

Signed

On behalf of Purchaser.

Signed

J Pryke
On behalf of Vendor